Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:

Paul Carousso, Senior Vice President, Chief Financial Officer of Visant Holding Corp./Visant Corporation,

(914) 595-8218, paul.carousso@visant.net

VISANT HOLDING CORP. AND VISANT CORPORATION ANNOUNCE REDEMPTION OF NOTES

ARMONK, NEW YORK, SEPTEMBER 22, 2010 – Visant Holding Corp. (“Holdings”) and Visant Corporation (“Visant”) today announced that Holdings will redeem for cash any and all of its outstanding 10.25% Senior Discount Notes due 2013 (the “10.25% Notes”) and its outstanding 8.75% Senior Notes due 2013 (the “8.75% Notes”) and Visant will redeem for cash any and all of its outstanding 7.625% Senior Subordinated Notes due 2012 (the “7.625% Notes” and, collectively with the 10.25% Notes and the 8.75% Notes, the “Notes”).

The redemption date for the 10.25% Notes will be October 21, 2010. The redemption price for the 10.25% Notes will be 103.417% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption. The 10.25% Notes were originally issued on December 2, 2003, and approximately $5.7 million aggregate principal amount of the 10.25% Notes remained outstanding as of 12:00 noon (EDT) on September 22, 2010.

The redemption date for the 7.625% Notes will also be October 21, 2010. The redemption price for the 7.625% Notes will be 100.000% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption. The 7.625% Notes were originally issued on October 4, 2004, and approximately $65.3 million aggregate principal amount of the 7.625% Notes remained outstanding as of 12:00 noon (EDT) on September 22, 2010.

The redemption date for the 8.75% Notes will also be October 21, 2010. The redemption price for the 8.75% Notes will be 104.375% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of redemption. The 8.75% Notes were originally issued on April 4, 2006, and approximately $0.2 million aggregate principal amount of the 8.75% Notes remained outstanding as of 12:00 noon (EDT) on September 22, 2010.

In addition, on September 22, 2010, Holdings and Visant delivered to the applicable trustee for their respective series of Notes in trust amounts sufficient to pay the redemption price, plus accrued and unpaid interest up to, but not including, the date of redemption, for all outstanding Notes, thereby satisfying and discharging their obligations under such Notes in full as of today.

The notice of redemption for the 10.25% Notes and the 7.625% Notes will be sent to registered holders of the 10.25% Notes and the 7.625% Notes on or about September 22, 2010. The 10.25% Notes and the 7.625% Notes are to be surrendered to The Bank of New York Mellon Trust Company, N.A., as trustee and paying agent, in exchange for payment of the redemption price, plus accrued and unpaid interest, up to, but not including, the date of redemption. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Administration, 2 North LaSalle Street, Suite 1020, Chicago, IL 60602 (phone number (312) 827-8547).

The notice of redemption for the 8.75% Notes will be sent to registered holders of the 8.75% Notes on or about September 22, 2010. The 8.75% Notes are to be surrendered to U.S. Bank National Association, as trustee and paying agent, in exchange for payment of the redemption price, plus accrued and unpaid interest, up to, but not including, the date of redemption. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to U.S. Bank National Association, Corporate Trust Services, P.O. Box 64111, St. Paul, MN 55164-0111 if by mail or Corporate Trust Services, 60 Livingston Avenue, Fl – Bond Drop Window, St. Paul, MN 55107 if by hand or overnight mail (phone number (800) 934-6802).

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

Forward-Looking Statements:

This press release contains forward-looking statements including, without limitation, statements concerning the redemption of the Notes. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.